Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Full Year 2023 Revenue and Net Income; Declares Quarterly Cash Distribution of $0.70 Per Unit; and Provides 2024 Guidance

Highlights

●	Record full year 2023 total revenue of $2.6 billion, coal sales price realizations of $64.17 per ton sold, and net income of $630.1 million
●	Full year 2023 EBITDA of $933.1 million
●	Fourth quarter 2023 total revenue of $625.4 million, EBITDA of $185.4 million, and net income of $115.4 million
●	Completed $24.8 million in oil & gas mineral interest acquisitions during fourth quarter 2023 and $110.9 million during full year 2023, resulting in record BOE volumes
●	Reduced debt by $22.9 million during fourth quarter 2023 and $85.0 million during full year 2023, resulting in total and net leverage ratios of 0.37 times and 0.31 times, respectively
●	In January 2024, declared quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized
●	2024 expected coal sales volumes over 90% committed and priced at levels similar to 2023

TULSA, OKLAHOMA, January 29, 2024 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter and full year ended December 31, 2023 (the "2023 Quarter" and "2023 Full Year").  This release includes comparisons of results to the quarter and year ended December 31, 2022 (the "2022 Quarter" and "2022 Full Year", respectively), as well as the quarter ended September 30, 2023 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP."  For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

2023 Full Year performance saw total revenues increase $146.7 million to a record $2.6 billion primarily due to higher coal sales revenues.  Coal sales prices and coal sales revenues during the 2023 Full Year were higher by 8.6% and 5.1%, respectively, compared to the 2022 Full Year.  Increased revenues and lower income tax expense were partially offset by higher total operating expenses in the 2023 Full Year, resulting in record net income of $630.1 million, or $4.81 per basic and diluted limited partner unit, for the 2023 Full Year, compared to $586.2 million, or $4.39 per basic and diluted limited partner unit, for the 2022 Full Year, a 7.5% increase.

Total revenues in the 2023 Quarter decreased to $625.4 million compared to $704.2 million for the 2022 Quarter primarily as a result of lower coal and oil & gas prices and reduced coal sales volumes, partially offset by record oil & gas royalty volumes and higher transportation and other revenues.  Lower revenues and higher total operating expenses reduced net income for the 2023 Quarter to $115.4 million, or $0.88 per basic and diluted limited partner unit, compared to $216.9 million, or $1.63 per basic and diluted limited partner unit, for the 2022 Quarter.  EBITDA for the 2023 Quarter was $185.4 million compared to $296.9 million in the 2022 Quarter.

Compared to the Sequential Quarter, total revenues in the 2023 Quarter decreased 1.7% primarily as a result of lower average coal sales prices of $60.60 per ton sold compared to $64.94 per ton sold in the Sequential Quarter, partially offset by higher coal sales volumes, which increased 1.9% to 8.6 million tons sold in the 2023 Quarter.  Lower revenues and higher total operating expenses contributed to a reduction in net income and EBITDA of 24.9% and 18.5%, respectively, compared to the Sequential Quarter.

CEO Commentary

"For the 2023 Full Year, we once again delivered record revenues and net income, relying upon the strength of our well-contracted coal order book and the resilience of the entire ARLP team who persevered through volatile market challenges and difficult mining conditions," commented Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Our strategic relationships with our long-standing customers were evident in the 2023 Quarter as we contracted an additional 12.0 million tons for domestic deliveries over the 2024 through 2028 time period at attractive, escalating prices, bringing our committed and priced order book for 2024 to over 90% of expected shipments."

Mr. Craft added, "We believe the worst of the adverse geological conditions, which delayed development of a new district at Mettiki, idling the longwall there for essentially the entire second half of the 2023 Full Year, are behind us. With the longwall at Mettiki resuming production in late December 2023, we are expecting production in the first quarter of 2024, for our Appalachia operations, to compare favorably to the first quarter of 2023."

Mr. Craft concluded, "Our Oil & Gas Royalty business completed $24.8 million in oil & gas mineral interest acquisitions during the 2023 Quarter and $110.9 million for the 2023 Full Year, resulting in record BOE volumes. We plan to continue allocating capital to grow this business line in 2024. Combining the stability of our heavily contracted coal order book with continued growth in our Oil & Gas Royalty business, we are well-positioned for another record year of revenues in 2024."

Segment Results and Analysis

			% Change
	2023 Fourth	2022 Fourth	Quarter /	2023 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.419	6.288	2.1%	6.049	6.1%
Coal sales price per ton sold	$55.06	$57.47	(4.2)%	$56.66	(2.8)%
Segment Adjusted EBITDA Expense per ton	$35.26	$37.98	(7.2)%	$35.25	—%
Segment Adjusted EBITDA	$130.1	$124.4	4.6%	$132.4	(1.7)%

Appalachia Coal Operations
Tons sold	2.194	3.021	(27.4)%	2.407	(8.8)%
Coal sales price per ton sold	$76.82	$89.41	(14.1)%	$85.74	(10.4)%
Segment Adjusted EBITDA Expense per ton	$63.52	$42.46	49.6%	$54.84	15.8%
Segment Adjusted EBITDA	$29.8	$148.9	(80.0)%	$74.8	(60.2)%

Total Coal Operations
Tons sold	8.613	9.309	(7.5)%	8.456	1.9%
Coal sales price per ton sold	$60.60	$67.84	(10.7)%	$64.94	(6.7)%
Segment Adjusted EBITDA Expense per ton	$42.91	$39.75	7.9%	$41.19	4.2%
Segment Adjusted EBITDA	$156.2	$270.5	(42.3)%	$204.3	(23.6)%

Royalties (1)

Oil & Gas Royalties (4)
BOE sold (2)	0.809	0.715	13.1%	0.772	4.8%
Oil percentage of BOE	46.3%	44.9%	3.1%	43.9%	5.5%
Average sales price per BOE (3)	$44.60	$55.53	(19.7)%	$44.19	0.9%
Segment Adjusted EBITDA Expense	$4.7	$4.6	1.4%	$3.9	20.7%
Segment Adjusted EBITDA	$31.0	$35.3	(12.0)%	$31.4	(1.0)%

Coal Royalties
Royalty tons sold	5.018	5.305	(5.4)%	4.993	0.5%
Revenue per royalty ton sold	$3.33	$2.68	24.3%	$3.36	(0.9)%
Segment Adjusted EBITDA Expense	$6.6	$6.1	8.3%	$6.9	(3.4)%
Segment Adjusted EBITDA	$10.2	$8.2	24.3%	$9.9	2.5%

Total Royalties (4)
Total royalty revenues	$53.0	$54.1	(1.9)%	$53.1	(0.1)%
Segment Adjusted EBITDA Expense	$11.3	$10.7	5.3%	$10.7	5.3%
Segment Adjusted EBITDA	$41.2	$43.4	(5.2)%	$41.3	(0.2)%

Consolidated Total (4)(5)
Total revenues	$625.4	$704.2	(11.2)%	$636.5	(1.7)%
Segment Adjusted EBITDA Expense	$376.6	$375.5	0.3%	$350.4	7.5%
Segment Adjusted EBITDA	$203.2	$314.9	(35.5)%	$247.7	(17.9)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. Beginning in 2023, we redefined Total Coal Operations to reflect the activity of our wholly owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which is the holding company for our coal mining operations. We have retrospectively adjusted Total Coal Operations for the 2022 Quarter to be on the same basis.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	The 2022 Quarter has been recast to reflect the acquisition of 2,682 net oil and gas royalty acres in the Permian Basin from JC Resources LP (the "JC Resources Acquisition") as though we, rather than JC Resources LP, acquired the mineral interests in 2019.

(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin Coal Operations, Appalachia Coal Operations, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

Coal Operations

ARLP's coal sales prices per ton declined in both regions compared to the 2022 and Sequential Quarters.  Lower export pricing in the Illinois Basin reduced coal sales prices by 4.2% in the region compared to the 2022 Quarter.  Compared to the Sequential Quarter, Illinois Basin coal sales prices were lower by 2.8% as a result of reduced domestic price realizations.  In Appalachia, coal sales price per ton decreased by 14.1% and 10.4% compared to the 2022 and Sequential Quarters, respectively, as a result of lower domestic pricing, partially offset by higher export price realizations. Illinois Basin coal sales volumes increased by 2.1% and 6.1% compared to the 2022 and Sequential Quarters, respectively, as a result of increased volumes from our Hamilton and Warrior mines compared to the 2022 Quarter and from our Gibson South operation sequentially.  Tons sold decreased in Appalachia compared to the 2022 and Sequential Quarters due to reduced volumes across the region, primarily caused by lower recoveries, fewer operating units at MC Mining, the previously mentioned challenging geologic conditions that delayed development of a new district at our Mettiki longwall operation, customer plant maintenance and a longwall move at our Tunnel Ridge mine during the 2023 Quarter. ARLP ended the 2023 Quarter with total coal inventory of 1.3 million tons, representing an increase of 0.8 million tons compared to the end of the 2022 Quarter and a decrease of 0.5 million tons compared to the end of the Sequential Quarter. 2023 Quarter coal inventory and tons sold were negatively impacted by approximately 0.6 million tons due to an unexpected temporary outage at a Gulf Coast export terminal we use for export market sales.

Segment Adjusted EBITDA Expense per ton for the 2023 Quarter decreased by 7.2% in the Illinois Basin compared to the 2022 Quarter, due primarily to increased volumes and lower expenses at our Hamilton mine, that experienced an unexpected outage in the 2022 Quarter.  Segment Adjusted EBITDA Expense per ton in Appalachia increased compared to the 2022 and Sequential Quarters due primarily to lower volumes as discussed above and purchased coal.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $31.0 million in the 2023 Quarter compared to $35.3 million and $31.4 million in the 2022 and Sequential Quarters, respectively.  Compared to the 2022 Quarter, the decrease was due to lower price realizations, partially offset by record oil & gas volumes, which increased 13.1% to 809 MBOE sold in the 2023 Quarter.  Higher volumes during the 2023 Quarter resulted from increased drilling and completion activities on our interests and acquisitions of additional oil & gas mineral interests.

Segment Adjusted EBITDA for the Coal Royalties segment increased to $10.2 million for the 2023 Quarter compared to $8.2 million and $9.9 million for the 2022 and Sequential Quarters, respectively.  Compared to the 2022 Quarter, the increase resulted from higher average royalty rates per ton, partially offset by lower royalty tons sold and increased selling expenses.  Sequentially, the increase in Segment Adjusted EBITDA for Coal Royalties primarily resulted from lower selling expenses.

Balance Sheet and Liquidity

As of December 31, 2023, total debt and finance leases outstanding were $348.1 million, including $284.6 million in ARLP’s 2025 senior notes.  During the 2023 Quarter, ARLP reduced its total debt and finance leases by $22.9 million.  The Partnership’s total and net leverage ratios were 0.37 times and 0.31 times, respectively, as of December 31, 2023.  ARLP ended the 2023 Quarter with total liquidity of $492.1 million, which included $59.8 million of cash and cash equivalents and $432.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

Distributions

On January 26, 2024, the Board of Directors of ARLP’s general partner (the “Board”) approved a cash distribution to unitholders for the 2023 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on February 14, 2024, to all unitholders of record as of the close of trading on February 7, 2024.  The announced distribution is consistent with the cash distributions for the 2022 and Sequential Quarters.

Acquisition of Oil & Gas Mineral Interests

In December 2023, ARLP closed on an acquisition of mineral interests in approximately 2,372 oil & gas net royalty acres in the Anadarko, Williston and Delaware Basins for a purchase price of $14.5 million.  During the 2023 Quarter, ARLP also separately purchased approximately 864 net royalty acres in the Permian Basin for $10.3 million.

Outlook

"As we look to 2024, our coal sales book is expected to be equally as strong as last year and be the anchor to deliver another record year of revenues," commented Mr. Craft.  "Our dependability and the reliability of our coal quality is highly valued by our customers, evidenced by the premium pricing we have received, relative to the spot market, on recent commitments with domestic customers for multi-year contracts. We are entering 2024 with over 90% of our coal sales volumes committed and priced at similar levels relative to 2023. We are expecting our production to be more consistent in 2024, believing we have moved beyond the several negative geological areas that we faced in 2023."

"We expect to complete the major infrastructure projects at Tunnel Ridge, Hamilton, Warrior and the River View complex in 2024," Mr. Craft continued. "ARLP will start to recognize the benefits from these strategic investments in 2025 as total capital expenditures will be significantly lower and these mines will be more productive, ensuring we maintain our position as one of the most reliable, low-cost producers in the eastern United States over the next decade. We are forecasting domestic natural gas prices to rise in 2025 as new LNG terminal capacity comes online, driving an increase in natural gas exports, benefitting both our Coal and Royalties segments."

Mr. Craft added, "As we think about the outlook for the coal industry and the markets we serve, we should all take notice that grid planners have nearly doubled five-year load growth forecasts in support of ongoing investments in U.S. industrial and manufacturing sectors, as well as rising energy needs associated with datacenters and artificial intelligence. While the speed of electrifying the transportation sector may have slowed, the enthusiasm for AI has accelerated."

Mr. Craft concluded, "We remain confident in our projections for sustained coal demand for ARLP and the likelihood that the pre-mature closures of coal-fired power plants in the eastern U.S. will be delayed."

ARLP is providing the following updated guidance for the full year ended December 31, 2024 (the "2024 Full Year"):

2024 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.5 — 25.8
Appalachia Sales Tons	9.5 — 10.0
Total Sales Tons	34.0 — 35.8

Committed & Priced Sales Tons
2024 — Domestic / Export / Total	28.4 / 4.1 / 32.5
2025 — Domestic / Export / Total	14.6 / 1.0 / 15.6

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$54.50 — $56.00
Appalachia	$80.50 — $83.50
Total	$61.75 — $63.75

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$35.25 — $37.25
Appalachia	$54.25 — $57.25
Total	$41.00 — $43.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,400 — 1,500
Natural gas (000 MCF)	5,600 — 6,000
Liquids (000 Barrels)	675 — 725
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 22.2
Revenue per royalty ton sold	$3.15 — $3.35
Segment Adjusted EBITDA Expense per royalty ton sold	$1.15 — $1.25

Consolidated (Millions)
Depreciation, depletion and amortization	$280 — $300
General and administrative	$80 — $85
Net interest expense	$20 — $25
Income tax expense	$17 — $19
Total capital expenditures	$450 — $500
Growth capital expenditures	$25 — $30
Maintenance capital expenditures	$425 — $470

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.

Conference Call

A conference call regarding ARLP's 2023 Quarter and Full Year financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "Investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13743714.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine and the Israel-Gaza conflict; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses' and governments' responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws; central bank policy actions including interest rates, bank failures and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 24, 2023, and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 9, 2023, August 8, 2023 and November 8, 2023, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022*	2023	2022*

Tons Sold	8,613	9,309	34,442	35,589
Tons Produced	7,880	8,433	34,877	35,477
Mineral Interest Volumes (BOE)	809	715	3,105	2,405

SALES AND OPERATING REVENUES:
Coal sales	$521,972	$631,499	$2,210,210	$2,102,229
Oil & gas royalties	36,042	39,682	137,751	151,060
Transportation revenues	46,561	20,555	142,290	113,860
Other revenues	20,847	12,470	76,450	52,818
Total revenues	625,422	704,206	2,566,701	2,419,967

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	356,563	378,515	1,368,787	1,288,082
Transportation expenses	46,561	20,555	142,290	113,860
Outside coal purchases	20,410	—	36,149	151
General and administrative	17,784	17,963	79,096	80,425
Depreciation, depletion and amortization	68,400	74,171	267,982	276,670
Settlement gain	—	(6,664)	—	(6,664)
Total operating expenses	509,718	484,540	1,894,304	1,752,524

INCOME FROM OPERATIONS	115,704	219,666	672,397	667,443

Interest expense, net	(6,246)	(9,027)	(36,091)	(37,331)
Interest income	1,310	1,481	9,394	2,035
Equity method investment income (loss)	2,316	1,058	(1,468)	5,634
Other income	391	3,016	218	4,355
INCOME BEFORE INCOME TAXES	113,475	216,194	644,450	642,136

INCOME TAX EXPENSE (BENEFIT)	(3,361)	(1,668)	8,280	53,978

NET INCOME	116,836	217,862	636,170	588,158

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,392)	(981)	(6,052)	(1,958)

NET INCOME ATTRIBUTABLE TO ARLP	$115,444	$216,881	$630,118	$586,200

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$2,428	$1,384	$9,010
LIMITED PARTNERS	$115,444	$214,453	$628,734	$577,190

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.88	$1.63	$4.81	$4.39

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,125,437	127,195,219	127,180,312	127,195,219

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2023	2022*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,813	$296,023
Trade receivables	282,622	241,412
Other receivables	9,678	8,601
Inventories, net	127,556	77,326
Advance royalties	7,780	7,556
Prepaid expenses and other assets	28,672	26,675
Total current assets	516,121	657,593
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,172,544	3,931,422
Less accumulated depreciation, depletion and amortization	(2,149,881)	(2,050,754)
Total property, plant and equipment, net	2,022,663	1,880,668
OTHER ASSETS:
Advance royalties	71,125	67,713
Equity method investments	46,503	49,371
Equity securities	92,541	42,000
Operating lease right-of-use assets	16,569	14,950
Other long-term assets	22,904	15,726
Total other assets	249,642	189,760
TOTAL ASSETS	$2,788,426	$2,728,021

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$108,269	$95,122
Accrued taxes other than income taxes	21,007	22,967
Accrued payroll and related expenses	29,884	39,623
Accrued interest	3,558	5,000
Workers' compensation and pneumoconiosis benefits	15,913	14,099
Other current liabilities	28,498	53,790
Current maturities, long-term debt, net	20,338	24,970
Total current liabilities	227,467	255,571
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	316,821	397,203
Pneumoconiosis benefits	127,249	100,089
Accrued pension benefit	8,618	12,553
Workers' compensation	37,257	39,551
Asset retirement obligations	146,925	142,254
Long-term operating lease obligations	13,661	12,132
Deferred income tax liabilities	33,450	35,814
Other liabilities	18,381	24,828
Total long-term liabilities	702,362	764,424
Total liabilities	929,829	1,019,995

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,125,437 and 127,195,219 units outstanding, respectively	1,896,027	1,656,025
General Partner's interest	—	66,548
Accumulated other comprehensive loss	(61,525)	(41,054)
Total ARLP Partners' Capital	1,834,502	1,681,519
Noncontrolling interest	24,095	26,507
Total Partners' Capital	1,858,597	1,708,026
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,788,426	$2,728,021

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2023	2022*

CASH FLOWS FROM OPERATING ACTIVITIES:	$830,642	$802,349

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(379,338)	(286,394)
Change in accounts payable and accrued liabilities	(29,695)	35,956
Proceeds from sale of property, plant and equipment	3,710	7,468
Contributions to equity method investments	(2,518)	(24,087)
Purchase of equity securities	(49,560)	(42,000)
JC Resources acquisition	(64,999)	—
Oil & gas reserve business combinations	(14,459)	(92,618)
Oil & gas reserve asset acquisitions	(24,225)	—
Other	1,351	(1,663)
Net cash used in investing activities	(559,733)	(403,338)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	—	27,500
Payments under securitization facility	—	(27,500)
Payments on equipment financings	(24,970)	(16,071)
Borrowing under long-term debt	75,000	—
Payments on long-term debt	(129,455)	—
Payment of debt issuance costs	(12,376)	—
Payments for purchases of units under unit repurchase program	(19,432)	—
Payments for tax withholdings related to settlements under deferred compensation plans	(10,334)	—
Excess purchase price over the contributed basis from JC Resources acquisition	(7,251)	—
Cash retained by JC Resources in acquisition	(2,933)	(10,537)
Distributions paid to Partners	(364,579)	(196,347)
Other	(10,789)	(2,436)
Net cash used in financing activities	(507,119)	(225,391)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(236,210)	173,620

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	296,023	122,403

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$59,813	$296,023

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022 (1)	2023	2022 (1)	2023

Net income attributable to ARLP	$115,444	$216,881	$630,118	$586,200	$153,699
Depreciation, depletion and amortization	68,400	74,171	267,982	276,670	65,393
Interest expense, net	7,210	7,963	33,403	36,218	6,876
Capitalized interest	(2,274)	(417)	(6,706)	(922)	(1,809)
Income tax expense (benefit)	(3,361)	(1,668)	8,280	53,978	3,401
EBITDA	185,419	296,930	933,077	952,144	227,560
Equity method investment loss (income)	(2,316)	(1,058)	1,468	(5,634)	1,842
Distributions from equity method investments	1,040	1,712	3,918	6,675	904
Interest expense, net	(7,210)	(7,963)	(33,403)	(36,218)	(6,876)
Income tax benefit (expense)	3,361	1,668	(8,280)	(53,978)	(3,401)
Deferred income tax expense (benefit) (2)	(5,992)	(2,474)	(8,973)	34,801	(2,400)
Estimated maintenance capital expenditures (3)	(55,554)	(47,731)	(245,883)	(200,800)	(58,910)
Distributable Cash Flow	$118,748	$241,084	$641,924	$696,990	$158,719
Distributions paid to partners	$90,812	$65,449	$364,579	$196,347	$90,899
Distribution Coverage Ratio	1.31	3.68	1.76	3.55	1.75

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2024 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.76 per ton produced compared to an estimated $7.05 per ton produced in 2023. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022 (1)	2023	2022 (1)	2023

Cash flows from operating activities	$95,231	$246,143	$830,642	$802,349	$231,388
Capital expenditures	(83,982)	(65,108)	(379,338)	(286,394)	(110,339)
Change in accounts payable and accrued liabilities	(6,689)	(3,544)	(29,695)	35,956	2,624
Free cash flow	$4,560	$177,491	$421,609	$551,911	$123,673
(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases, if applicable, and other income or expense.  Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022 (1)	2023	2022 (1)	2023

Operating expense	$356,563	$378,515	$1,368,787	$1,288,082	$339,099
Outside coal purchases	20,410	—	36,149	151	11,530
Other income	(391)	(3,016)	(218)	(4,355)	(223)
Segment Adjusted EBITDA Expense	376,582	375,499	1,404,718	1,283,878	350,406
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(7,028)	(5,452)	(13,973)	(5,862)	(2,116)
Segment Adjusted EBITDA Expense – Coal Operations	$369,554	$370,047	$1,390,745	$1,278,016	$348,290

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.  Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022 (1)	2023	2022 (1)	2023

EBITDA (See reconciliation to GAAP above)	$185,419	$296,930	$933,077	$952,144	$227,560
General and administrative	17,784	17,963	79,096	80,425	20,097
Segment Adjusted EBITDA	203,203	314,893	1,012,173	1,032,569	247,657
Segment Adjusted EBITDA – Non Coal Operations (2)	(47,026)	(44,428)	(179,761)	(192,808)	(43,322)
Segment Adjusted EBITDA – Coal Operations	$156,177	$270,465	$832,412	$839,761	$204,335

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.